Exhibit (d)(iii)

AMENDED AND RESTATED 1994 EQUITY COMPENSATION PLAN

EMPLOYEE STOCK OPTION AGREEMENT:

REPLACEMENT OPTIONS

[DATE]

[NAME] (“Grantee”)

[ADDRESS]

[ADDRESS]

Dear                       :

Adolor Corporation, a Delaware corporation (the “Company”), and the Grantee hereby enter into this Stock Option Agreement (the “Agreement”), effective as of [DATE] (the “Grant Date”).

All capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Adolor Corporation Amended and Restated 1994 Equity Compensation Plan (the “Plan”).

1.             Grant of Option.

Pursuant to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants to Grantee, as of the Grant Date (the “Grant”), (i) a Non-Qualified Option to purchase              shares of common stock of the Company, $0.0001 par value (“Common Stock”) and (ii) an Incentive Stock Option (together with the Non-Qualified Option, the “Option”) to purchase              shares of Common Stock, each at an exercise price of $         per share (“Exercise Price”).  (The shares of Common Stock subject to the Option shall be referred to herein as the “Shares.”)

This Grant shall become null and void unless Grantee shall accept these terms and conditions by executing this Agreement below and returning it to the Company’s Finance Department not later than [            ] days after the Grant Date.  By accepting the Grant, Grantee agrees to be bound by the terms of the Plan and this Agreement and further agrees that all of the decisions and determinations of the Administrator (as defined in the Plan) with respect to the Option shall be final and binding.

Unless sooner terminated in accordance with the provisions of the Plan or this Agreement, this Option will terminate at the close of business on [EXPIRATION DATE] (the “Expiration Date”).

2.             Option Nontransferable.

This Option is not transferable or assignable by the Grantee except by will or by the laws of descent and distribution of the state wherein the Grantee is domiciled at the time of his death.  Upon the death of the Grantee, the Person to whom the rights under this Option have passed by will or by the laws of descent and distribution may exercise this Option only in accordance with this Agreement and the provisions of the Plan.

3.             Vesting and Exercise of Option.

The Option shall vest and become  exercisable in equal semi-annual installments during the period beginning on the Grant Date and ending on [August 20, 2011/August 20, 2010], with the first such vesting to occur six (6) months after the Grant Date.

The Option may be exercised, and payment in full of the aggregate Exercise Price made, by the Grantee only by written notice to the Company specifying the number of Shares to be purchased.

The aggregate Exercise Price shall be paid in full upon the exercise of the Option.  Payment must be made by one of the following methods: (i) cash or certified or bank cashier’s check, (ii) the proceeds of a Company loan program or third party sale program or a note acceptable to the Administrator given as consideration under such a program, in each case if permitted by the Administrator in its discretion, if such a program has been established and the Grantee is eligible to participate therein, (iii) if approved by the Administrator in its discretion Shares of previously owned Common Stock having an aggregate Fair Market Value on the date of exercise equal to the aggregate Option Price, (iv) if approved by the Administrator in its discretion, by assigning to the Company a sufficient amount of the proceeds from the sale of Shares to be acquired pursuant to such exercise and instructing the broker or selling agent to pay that amount to the Company, which amount shall be paid in cash to the Company on the date such Shares are issued to the Grantee, or (v) by a combination of such methods of payment or any other method acceptable to the Administrator in its discretion.  Except in the case of Options exercised by certified or bank cashier’s check, the Administrator may impose limitations and prohibitions on the exercise of Options as it deems appropriate, including, without limitation, any limitation or prohibition designed to avoid accounting consequences which may result from the use of Common Stock as payment upon exercise of an Option.  Any fractional Shares resulting from the Grantee’s election that is accepted by the Company shall be paid in cash.

4.             Termination of Employee Status.

(a)           Should the Grantee have a Termination of Service (as defined in the Plan) other than a Termination of Service due to death or for cause, this Option may be exercised for a period of 90 days following such Termination of Service, or until the Expiration Date, whichever period is shorter.  Such portion of the Option shall terminate to the extent not exercised within such period.  Upon such Termination of Service, any unvested portion of this Option will be forfeited.

(b)           Death.  Should the Grantee have a Termination of Service due to the Grantee’s death while an Employee, or if the Grantee dies within the 90-day period following any Termination of Service other than a Termination for Cause, this Option may be exercised by the Grantee’s estate or the persons who acquired the right to exercise the Option by bequest or inheritance, as applicable, for a period of 12 months from the date of such Termination of Service or until the Expiration Date, whichever period is shorter.  Such portion of the Option shall terminate to the extent not exercised within such period. Upon such Termination of Service, any unvested portion of this Option will be forfeited.

(c)           Cause.  Should the Grantee have a Termination of Service on account of a termination for cause (including, but not limited to, any act of dishonesty, unethical conduct, willful misconduct, fraud or embezzlement, or any unauthorized disclosure of confidential information or trade secrets), any unexercised portion of this Option will immediately terminate and cease to be exercisable on the date of such Termination of Service and the Company has the right (but not the obligation to) repurchase any Shares held by the Grantee for a price equal to the lesser of (i) the Exercise Price of the Shares or (ii) the Fair Market Value of the Shares on the date of repurchase; provided such right must be exercised within 6 months of the applicable Termination of Service.

(d)           Continuation of Service.  Notwithstanding anything to the contrary in this Agreement, Grantee’s cessation of service as an Employee (other than for cause) shall not be treated as a Termination of Service under this Agreement if the Grantee continues without interruption to serve the Company thereafter in a material manner in one (or more) capacities (e.g., service as an consultant or member of the Board), as determined by the Administrator in its sole discretion.

5.             Privilege of Stock Ownership.

Until the Option has been exercised and such Shares acquired upon exercise are fully vested, Grantee shall not have any rights to vote the Shares or the right to receive any cash or other dividends declared thereon.

6.             Certain Corporation Transactions.

The provisions of the Plan applicable to a Change of Control (as defined in the Plan) shall apply to this Option and, in the event of a Change of Control, this Option shall fully vest.

7.             Withholding.

As a condition precedent to the issuance of Shares upon exercise of the Option, Grantee shall, upon request by the Company, pay to the Company in addition to the purchase price of the shares, such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to such exercise of the Option.  If Grantee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to Grantee.

Grantee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means:  (1) a cash payment to the Company, (2) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having an aggregate Fair Market Value equal to the Required Tax Payments, (3) authorizing the Company to withhold whole shares of Common Stock which would otherwise be issued to Grantee upon exercise of the Option having an aggregate Fair Market Value equal to the Required Tax Payments, (4)  a cash payment by a broker-dealer acceptable to the Company to whom Grantee has submitted an irrevocable notice of exercise or (5) any combination of (1), (2), (3) and (4).  The Company shall have sole discretion to disapprove of an election pursuant to any of clauses (2) through (5).  Shares of Common Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments.  Any fraction of a share of Common Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by Grantee.  No certificate representing a share of Common Stock shall be issued or delivered until the Required Tax Payments have been satisfied in full.

8.             Compliance with Laws and Regulations.

(a)           The obligations of the Company to deliver the Shares pursuant to this Option shall be subject to the condition that if at any time the Administrator shall determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of such Shares, the Shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Administrator.  The issuance of Shares to Grantee upon exercise of this Option is subject to applicable taxes and other laws or regulations of the United States or any state having jurisdiction thereof.

(b)           In connection with this Grant, Grantee will execute and deliver to the Company such representations in writing as may be requested by the Company so that it may comply with the applicable requirements of federal and state securities laws.

(c)           Grantee agrees to be bound by the Company’s policies regarding the transfer of shares of the Company’s Common Stock and understands that there may be certain times during the year in which Grantee will be prohibited from selling, transferring, pledging, donating, assigning, mortgaging, hypothecating or encumbering the Shares after the Option has been exercised and the Shares have been issued to Grantee.

9.             Liability of Company.

(a)           If as of the Grant Date the Shares exceed the number of shares that may without stockholder approval be issued under the Plan, then this Option will be void with respect to such excess shares unless stockholder approval of an amendment sufficiently increasing the number of shares issuable under the Plan is obtained in accordance with the provisions of the Plan.

(b)           The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Shares pursuant to this Option will relieve the Company of any liability with respect to the non-issuance or sale of the Shares as to which such approval is not obtained.

10.          No Employment Contract.

Nothing herein or in the Plan confers upon Grantee any right to continue in the employ or service of the Company (or any subsidiary or affiliate) as an employee or otherwise or interferes with or restricts in any way the rights of the Company (or any subsidiary or affiliate), which are hereby expressly reserved, to discharge Grantee at any time for any reason or no reason, with or without cause.  Except to the extent the terms of any employment or service contract between the Company (or any subsidiary or affiliate) and Grantee may expressly provide otherwise, neither the Company nor any of its subsidiaries or affiliates is under any obligation to continue the employment or service of Grantee for any period of specified duration.

11.          Notices.

Any notice required to be given or delivered to the Company under the terms herein will be in writing and addressed to the Company, Attention: Finance, at its corporate office at 700 Pennsylvania Drive, Exton, Pennsylvania 19341.  Any notice required to be given or delivered to Grantee will be in writing and addressed to Grantee at the address provided above or such other address provided in writing by Grantee to the Company.  All notices will be deemed to have been given or delivered upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

12.          Assignment.

The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates.  This Grant may be assigned by the Company without Grantee’s consent.

13.          Applicable Law.

The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions hereof.

14.          Construction.

(a)           These terms and conditions and the Grant evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the express terms and provisions of the Plan, which terms are incorporated herein.

(b)           This Grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Administrator in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the shares, (iii) changes in capitalization of the Company, and (iv) other requirements of applicable law.  The Administrator shall have authority to interpret and construe the Grant pursuant to the terms of the Plan, and all decisions of the Administrator with respect to any question or issue arising under the Plan or these terms and conditions will be conclusive and binding on all persons having an interest in this Grant.

15.          Documents.

By signing below, you agree to be bound by the applicable terms of the Plan and acknowledge that following document have been made available to you:  the Plan, the Summary of the Adolor Corporation Amended and Restated 1994 Equity Compensation Plan and the Adolor Corporation Form 10-K for Fiscal Year Ended December 31, 2008.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Adolor Corporation has caused this Agreement to be executed in duplicate on its behalf by its duly authorized officer and the Grantee has also executed this Agreement in duplicate.

ADOLOR CORPORATION

Michael R. Dougherty
President & CEO

Date:

I hereby accept the Grant described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement.  I hereby further agree that all of the decisions and determinations of the Administrator shall be final and binding.

Grantee:
[NAME]

Address:

Date: